Exhibit 99.1

Roto-Rooter Holds Annual Stockholders' Meeting; Shareholders Approve Name Change to Chemed Corporation; Board Declares Quarterly Dividend

    CINCINNATI--(BUSINESS WIRE)--May 18, 2004--Stockholders of Roto-Rooter, Inc. (NYSE:RRR), approved changing the company's name to Chemed Corporation at yesterday's annual meeting of stockholders. The name change will take effect as soon as practicable, and the company's stock will continue to be listed on the New York Stock Exchange under the new symbol CHE (NYSE:CHE).
    Also at the meeting, shareholders elected a slate of 12 directors, increasing the number of directors by one. The new director, Donald Breen, 51, a senior vice president of John Morrell & Co., is an independent director based on New York Stock Exchange standards.
    Shareholders also adopted the company's 2004 Stock Incentive Plan, amended the Company's 2002 Executive Long-Term Incentive Plan to permit awards to be paid in shares of capital stock as well as in cash, and increased the number of authorized shares of capital stock from 15,000,000 to 40,000,000 shares.

    Dividend Declared

    Following the meeting, the Board of Directors declared a quarterly cash dividend of 12 cents per share on the company's capital stock, payable on June 10, 2004, to stockholders of record on May 28, 2004. This represents the 132nd consecutive quarterly dividend paid to shareholders in 33 years as a public company.
    The Board of Directors also elected Edward L. Hutton, previously chairman of the company, as Chairman of the Board.
    Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) is the nation's largest provider of end-of-life hospice care services through its VITAS Healthcare Corporation subsidiary. Chemed also maintains a presence in the residential and commercial repair-and-maintenance industry through two subsidiaries. Roto-Rooter is North America's largest provider of plumbing and drain cleaning services. Service America Network Inc. provides major-appliance and heating/air-conditioning repair, maintenance, and replacement services.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Chemed Corporation
             David P. Williams, 513-762-6901